Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of January 7, 2026 (the “Effective Date”), is entered into by and between TruBridge, Inc., a Delaware corporation (the “Company”), on the one hand, and Pinetree Capital Ltd. (“Pinetree Capital”) and L6 Holdings Inc. (collectively with Pinetree Capital and each of their Affiliates, “Pinetree”), on the other hand. The Company and Pinetree are together referred to herein as the “Parties,” and each of the Company and Pinetree, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 16 hereof.

WHEREAS, as of the Effective Date, Pinetree beneficially owns an aggregate of 2,980,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, the Parties entered into that certain Cooperation Agreement, effective as of February 11, 2025 (the “Previous Agreement”), pursuant to which, among other things, the Company undertook certain governance changes, including additions to the board of directors of the Company (the “Board”);

WHEREAS, the Previous Agreement has since expired, and the Parties desire to formally continue their constructive relationship; and

WHEREAS, the Company and Pinetree desire to enter into this Agreement regarding additional compositional changes to the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Board Composition and Other Company Matters.

(a) New Director.

(i) As soon as reasonably practicable following the Effective Date, and in no event later than four (4) business days after the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to: (A) increase the size of the Board from nine (9) to ten (10) directors, and (B) appoint Damien Leonard (the “New Director”) to serve as a director, who shall fill the newly created vacancy resulting from the increase in the size of the Board.

(ii) The Board, and all applicable committees of the Board, shall take all necessary actions to nominate the New Director as a candidate for election to the Board at the Company’s 2026 annual meeting of stockholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2026 Annual Meeting”). The Company shall recommend, support and solicit proxies for the election of the New Director at the 2026 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.

(iii) Prior to the appointment of the New Director, the Board has determined that the New Director is an “Independent Director,” as defined in the listing rules of the NASDAQ Stock Market LLC (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading). In connection with the foregoing, and as a condition to the appointment of the New Director to the Board, the New Director has (A) provided (x) such information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (y) such information reasonably requested by the Board in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and (z) a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement and other periodic reports with the U.S. Securities and Exchange Commission (the “SEC”), and (B) participated in customary procedures for new director candidates, including, an appropriate background check, comparable to those undergone by other non-management directors of the Company and an interview with the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”).

(iv) If the New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director, in each case, due to death or disability prior to the Termination Date (as defined below), and at such time representatives of Pinetree inform the Company that Pinetree then beneficially owns an aggregate of at least 2,235,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then Pinetree shall have the right to designate a substitute New Director (who, for the avoidance of doubt, may be, but is not obligated to be, a principal, employee, director or affiliate of Pinetree); provided, however, that prior and as a condition precedent to the appointment of such substitute New Director, the substitute New Director shall (A) satisfy the conditions set forth in Section 1(a)(iii) and (B) have been deemed reasonably acceptable by the Nominating and Corporate Governance Committee (such acceptance not to be unreasonably withheld, conditioned or delayed), and subject to such acceptance, the Company shall appoint, as promptly as practicable, such person as a director, whereupon such person shall be deemed to be the New Director for all purposes of this Agreement.

(b) Committee. Concurrently with the appointment of the New Director to the Board, the Board, and all applicable committees of the Board, shall take all necessary actions to appoint the New Director to the Compensation Committee of the Board. The New Director shall be entitled to serve on the Compensation Committee of the Board until at least the Termination Date. Without limiting the foregoing, the New Director shall be given the same consideration for membership to any other committees of the Board as any other independent director with similar relevant expertise and qualifications.

(c) Board Policies and Procedures.

(i) Each Party acknowledges that the New Director, upon his appointment to the Board and for so long as he is a member of the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Resignation Policy, Insider Trading Policy and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”) and all applicable rules and regulations of the NASDAQ Stock Market LLC (including, without limitation, its independence standards), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon his appointment to the Board and for so long as he is a member of the Board, the New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board. Notwithstanding anything to the contrary contained in this Agreement or the Company Policies, the Company agrees that the New Director is a stockholder designee of Pinetree, and, as a result, the New Director may provide confidential information of the Company to Pinetree that the New Director learns in his capacity as a member of the Board; provided, however, that prior to the New Director providing any such confidential information to Pinetree and as a condition precedent to Pinetree requesting or receiving any such information, the Company and Pinetree shall execute a customary confidentiality agreement, substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, Pinetree (A) is informed of the confidential nature of the confidential information, (B) agrees that it will abstain from participating in any transaction involving or related to securities of the Company while in possession of material non-public information and (C) shall refrain from disclosing the confidential information to anyone, other than as set forth in such confidentiality agreement. The Company agrees and acknowledges that no Company Policy shall apply to Pinetree or its affiliates as a result of the New Director’s or any substitute New Director’s appointment to, or service on, the Board.

(ii) Pinetree acknowledges and agrees that it is aware of the Company’s Insider Trading Policy (the “Trading Policy”). Pinetree agrees that prior to the Termination Date, during such time as Mr. Leonard (or, pursuant to Section 1(a)(iv), any substitute New Director who is a principal, employee, director or affiliate of Pinetree) is a member of the Board, Pinetree will not trade in Common Stock during Blackout Periods (as defined in the Trading Policy provided to Pinetree prior to the date hereof). Pinetree acknowledges that U.S. securities laws impose restrictions on trading securities when in possession of material non-public information and will advise each of its Representatives (who are informed as to the matters that are the subject of this Agreement) of such restrictions and the Trading Policy.

(d) Board Refreshment.

(i) Consistent with the Current Report on Form 8-K filed by the Company on November 7, 2024, the Company hereby affirms that David A. Dye will not be nominated for re-election at the end of his current term as a director of the Board, which expires at the 2026 Annual Meeting. In addition, the Board, and all applicable committees of the Board, shall take all necessary actions to accept the retirements of two (2) long-serving, incumbent members of the Board who have each served as a director of the Board for at least five (5) years (including, without limitation, by means of the Board not nominating such members for re-election as a director), in his or her capacity as a director and such retirements shall be effective as of the conclusion of the 2026 Annual Meeting. For the avoidance of doubt, the Board, and all applicable committees of the Board, shall, subject to their agreeing to be nominated for re-election to the Board and the satisfaction of all other typical requirements for an incumbent director to be nominated for re-election to the Board, take all necessary action to nominate each of Andris Upitis and Jerry Canada as a candidate for re-election to the Board at the 2026 Annual Meeting, and shall satisfy all of the obligations set forth in the second sentence of Section 1(a)(ii) with respect to Messrs. Upitis and Canada as if they were the New Director.

(ii) The Board, and all applicable committees of the Board, shall take all necessary actions to accept the retirement of one (1) long-serving, incumbent member of the Board, who has served as a director of the Board for at least six (6) years (including, without limitation, by means of the Board not nominating such member for re-election as a director) (such individual, the “2027 Long-Serving Director”), in his or her capacity as a director of the Board and such retirement shall be effective as of the conclusion of the Company’s 2027 annual meeting of stockholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2027 Annual Meeting”). The Company agrees to give due and serious consideration, with the understanding that such consideration shall not guarantee any outcome, to appointing or nominating, as applicable, an individual recommended by Pinetree as either (A) a replacement director to fill the vacancy caused by the resignation of the 2027 Long-Serving Director or (B) a nominee for election as a director to the Board at the 2027 Annual Meeting should the 2027 Long-Serving Director not be nominated for re-election as a director at such annual meeting.

(e) For the period beginning immediately following the 2026 Annual Meeting and ending on the Termination Date, the Company agrees that the number of directors on the Board will not exceed seven (7) directors without the prior written consent of Pinetree.

2. Corporate Governance.

(a) Consistent with the last proviso of Section 11 of the Previous Agreement and the approval by the Company’s stockholders of the Declassification Amendment (as defined and described in the Company’s definitive proxy statement issued in connection with its 2025 annual meeting of stockholders filed with the SEC on March 26, 2025) and the actions contemplated thereby, all directors will be elected for one-year terms beginning at the 2026 Annual Meeting.

(b) If, during the Standstill Period (as defined below), a new stockholder rights agreement or similar provision setting forth ownership limitation(s) is adopted by the Board, the new plan shall not (i) require Pinetree to divest any shares or (ii) prevent Pinetree from further acquiring any Voting Securities; provided, that Pinetree does not exceed the ownership limitation agreed to in Section 6(a)(i) of this Agreement.

3. Voting. From the Effective Date until the Termination Date (the “Standstill Period”), Pinetree agrees that it will, or will cause its Representative to, appear in person or by proxy at each annual or special meeting of stockholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location, virtually by means of remote communications or a hybrid combination thereof, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it which Pinetree has the right to vote (or to direct the vote of) as of the applicable record date in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of any director and (b) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, Pinetree shall not divest any Voting Securities beneficially owned by it or which Pinetree has the right to vote (or to direct the vote of) prior to such record date for the purposes, or having the effect, of avoiding, directly or indirectly, Pinetree’s obligations and agreements pursuant to this Section 3 or Section 6 hereof (for the avoidance of doubt, a sale of Common Stock without any repurchase or similar right to retain the economic value thereof shall not be deemed to be a violation of this proviso); provided, further, that if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co. LLC (“Glass Lewis”) (including, without limitation, any successor thereto) issues a voting recommendation that differs from the Board’s recommendation with respect to any proposal submitted to stockholders at a stockholder meeting (other than with respect to the election, removal or replacement of directors, not including the New Director, the Company’s “say-on-pay” proposal, the authorization of shares or the issuance of equity in connection with employee compensation), Pinetree shall be permitted to vote in accordance with ISS’s and Glass Lewis’s recommendation; provided, further, that Pinetree shall be permitted to vote in its sole discretion on any proposal of the Company in respect of (x) any Extraordinary Transaction and (y) the ratification or approval of any stockholder rights plan.

4. Mutual Non-Disparagement.

(a) During the Standstill Period, Pinetree agrees that neither it nor any of its Affiliates shall, directly or indirectly, make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company or its Affiliates or any of the Company’s directors, officers or employees (solely in connection with their service in such capacities), or Associates or is otherwise critical, negative towards or derogatory of the Company or its Affiliates or any of the Company’s directors, officers or employees, or Associates.

(b) During the Standstill Period, the Company agrees that neither it nor any of its Affiliates shall, directly or indirectly, make any public statement, or take any action that is intended to result in a public statement, that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of Pinetree or its Affiliates or any of Pinetree’s directors, officers or employees, or Associates or is otherwise critical, negative towards or derogatory of Pinetree or its Affiliates, or any of Pinetree’s directors, officers or employees (solely in connection with their service in such capacities), or Associates.

(c) Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any factual statement or any disclosure required under U.S., Canadian and other applicable securities laws or other applicable laws (including, without limitation, to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or U.S. and Canadian stock exchange regulations.

(d) The limitations set forth in Section 4(a) or (b) hereof, as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 4(a) or (b) hereof, as applicable, if such statement by the other Party was made in breach of this Agreement.

5. No Litigation. During the Standstill Period, each Party covenants and agrees solely for and on behalf of itself that it shall not, and shall not permit any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, threaten, initiate, encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including, without limitation, with respect to Pinetree, commencing, encouraging or supporting any derivative or similar action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to Pinetree, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement) (solely in connection with their service in such capacities), and (b) with respect to the Company, Pinetree or any of its Representatives (solely in the context of their representation of Pinetree in connection with the subject matter of this Agreement) (solely in connection with their service in such capacities); provided, however, that the foregoing shall not prevent (v) the inclusion of Pinetree as a class member in a class action proceeding commenced and maintained by persons other than Pinetree and its Affiliates (w) any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party.

6. Standstill.

(a) During the Standstill Period, except as otherwise expressly provided by this Agreement, Pinetree agrees that it shall not, and shall cause its Affiliates and Associates not to, directly or indirectly:

(i) acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, (x) any securities of the Company, any rights decoupled from the underlying securities of the Company, or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, in each case, if such acquisition, offer or seeking to acquire, agreement or transaction would result in Pinetree, collectively with its Affiliates, having beneficial ownership of more than 20% of the Common Stock or Voting Securities outstanding at such time, including, without limitation, through the exercise of, or acquisition of, derivative securities, or (y) any assets or liabilities of the Company;

(ii) make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control; it being understood that the foregoing shall not prohibit Pinetree or its Affiliates or Associates from (x) acquiring Voting Securities, to the extent permitted by the proviso in Section 6(a)(i), (y) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (z) voting on any such transaction in accordance with Section 3 hereof;

(iii) engage in, or knowingly assist in the engagement in (including, without limitation, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), to vote any securities of the Company (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign), in each case, other than in a manner that is consistent with the Board’s recommendation on a matter;

(iv) advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner that is consistent with the Board’s recommendation on a matter (it being understood that the foregoing shall not prevent Pinetree from communicating with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) in connection with an Extraordinary Transaction);

(v) other than in open market sale transactions whereby the identity of the purchaser is not known, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities held by Pinetree to any Third Party with a known history of activism or known plans to engage in activism;

(vi) take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or member of management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(viii) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including, without limitation, a “town hall meeting”;

(ix) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among Pinetree and its Affiliates that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(x) seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors;

(xi) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that includes all or some of the members of Pinetree); provided, however, that nothing herein shall limit the ability of an Affiliate of Pinetree to join or in any way participate in a “group” in existence as of the Effective Date and comprising Pinetree following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days thereafter disclosing that Pinetree has formed a group with such Affiliate;

(xii) demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of the State of Delaware providing for stockholder access to books and records (including, without limitation, lists of stockholders) of the Company;

(xiii) make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiv) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action Pinetree is prohibited from taking pursuant to this Section 6, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6(a) hereof or elsewhere in this Agreement, (i) Pinetree and its Affiliates shall not be prohibited or restricted from: (A) communicating privately with members of the Board or senior officers of the Company regarding any matter in a manner consistent with communications that may be reasonably made by all stockholders of the Company, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Pinetree, provided, that a breach by Pinetree of this Agreement is not the cause of the applicable requirement; (C) privately communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement or applicable law; or (D) taking actions in furtherance of identifying director candidates in connection with the 2027 Annual Meeting, or the Company’s 2028 annual meeting of stockholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2028 Annual Meeting”) if the Termination Date is extended pursuant to the first proviso in Section 11, so long as such actions do not create a public disclosure obligation for Pinetree or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Pinetree’s normal practices in the circumstances, and (ii) no term of this Agreement shall limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders and the Company Policies (it being understood and agreed that Pinetree shall not take any actions to indirectly violate any provision of Section 6(a) hereof). The provisions of Section 6(a) hereof shall also not prevent Pinetree from freely voting its shares of Common Stock (except as otherwise provided in Section 3 hereof).

(c) Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Director) under applicable law in his or her capacity as such. Without limitation to the foregoing, the New Director shall have the same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

7. Representations and Warranties of the Company. The Company represents and warrants to Pinetree that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8. Representations and Warranties of Pinetree. Pinetree represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by Pinetree, and constitutes a valid and binding obligation and agreement of Pinetree, enforceable against Pinetree in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) Pinetree beneficially owns an aggregate of 2,980,000 shares of Common Stock at the time of signing this Agreement, (c) the signatory for Pinetree has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and Pinetree, and to bind Pinetree to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by Pinetree does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) Pinetree is not, nor will Pinetree become, party to any agreement, arrangement or understanding (whether written or oral) with the New Director with respect to his service as a director on the Board, other than, with respect to the New Director, a customary indemnification provision for the New Director in his capacity as a fund designee to the Board.

9. No Other Discussions or Arrangements. Pinetree represents and warrants that, as of the Effective Date, except as publicly disclosed in its SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) Pinetree does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities, (b) Pinetree has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company, and (c) Pinetree is not a member of or a participant in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities as of the Effective Date except as has been disclosed in that certain Schedule 13D originally filed by Pinetree with the SEC on March 12, 2024 (the “Pinetree Schedule 13D”).

10. Press Release and SEC Filings.

(a) Promptly following the Effective Date, the Company shall issue a press release, substantially in the form attached hereto as Exhibit B (the “Press Release”), announcing, among other things, certain terms of this Agreement. Neither the Company nor Pinetree shall make or cause to be made, and the Company and Pinetree shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement without prior written consent of the other Party, except to the extent required by law or the rules of any national securities exchange.

(b) The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide Pinetree with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any such comments of Pinetree.

(c) No later than two (2) business days following the Effective Date, Pinetree shall file with the SEC an amendment to the Pinetree Schedule 13D, in compliance with Section 13 of the Exchange Act, to report its entry into this Agreement (such amendment, the “Pinetree Schedule 13D Amendment”). The Pinetree Schedule 13D Amendment shall be consistent with the terms of this Agreement. Pinetree shall provide the Company with a reasonable opportunity to review and comment on the Pinetree Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any such comments of the Company.

11. Term; Termination. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is the earlier of (a) thirty (30) days prior to the deadline pursuant to the Bylaws for the submission of stockholder notice of director nominations for the 2027 Annual Meeting (such deadline exclusive of the thirty (30) days, the “2027 Nomination Notice Deadline”) and (b) January 8, 2027 (the earlier of (a) and (b), the “Termination Date”); provided, however, that if (i) the Company informs the New Director, in writing, at least fifty (50) days prior to the 2027 Nomination Notice Deadline, that the Company irrevocably intends to nominate him for re-election at the 2027 Annual Meeting to serve as a director of the Company and (ii) the New Director accepts, in writing, at least forty (40) days prior to the 2027 Nomination Notice Deadline such re-nomination, then the term of this Agreement shall be automatically extended to thirty (30) days prior to the deadline pursuant to the Bylaws for the submission of stockholder notice of director nominations for the Company’s 2028 Annual Meeting; provided, further, that (x) Pinetree may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement (including, without limitation, any of its obligations under Section 1) that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice from Pinetree specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period, and (y) the Company may earlier terminate this Agreement if Pinetree commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after Pinetree’s receipt of written notice from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that Pinetree has not taken any substantive action to cure within such fifteen (15) day period. Notwithstanding anything to the contrary contained herein, the provisions of Section 12 through Section 23 hereof shall survive the termination of this Agreement; provided, further, that the first sentence of Section 1(d)(ii) shall survive until the conclusion of the 2027 Annual Meeting unless the Company earlier terminates this Agreement pursuant to clause (y) above. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

12. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, irrevocably (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any jurisdictional defenses (including, without limitation, personal jurisdiction and venue) to any such Action, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 hereof of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each Party and may be enforced in any other courts, the jurisdiction of which each Party is or may be subject, by suit upon such judgment.

14. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL

ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each Party (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Affiliates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, Pinetree shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of Pinetree; provided, further, that this term shall refer only to Affiliates controlling or controlled by the Company or Pinetree, as applicable;

(b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, without limitation, persons who become Associates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, the term “Associate” shall not include any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities; provided, further, that, for purposes of this Agreement, the Company shall not be deemed an Associate of Pinetree;

(c) “beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e) “Bylaws” shall mean the Second Amended and Restated Bylaws of the Company, dated October 25, 2024, as may be amended, corrected, or further amended and restated from time to time;

(f) “Certificate of Incorporation” shall mean the Certificate of Incorporation, dated March 23, 2002, as amended on February 29, 2024, as further amended on May 8, 2025, and as may be further amended, corrected, or amended and restated from time to time;

(g) “Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain, directly or indirectly, less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h) “control” shall have the same meaning as set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(i) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets (determined on a consolidated basis), and, for the avoidance of doubt, including, without limitation, any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(j) “person” or “persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(k) “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees;

(l) “Third Party” shall mean any person that is not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of any Party; and

(m) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to the Company, to its address at:

TruBridge, Inc.

54 St. Emanuel Street

Mobile, AL 36602

Attention: Chris Fowler

Email:	chris.fowler@trubridge.com

with copies (which shall not constitute notice) to:

Maynard Nexsen PC

1901 Sixth Avenue North, Suite 1700

Birmingham, AL 35203

Attention: Timothy Gregg

Maggie Cornelius
Email:	tgregg@maynardnexsen.com
mcornelius@maynardnexsen.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Lawrence S. Elbaum

Patrick Gadson
Email:	elbauml@sullcrom.com
gadsonp@sullcrom.com

If to Pinetree, to the address at:

Pinetree Capital Ltd.

49 Leuty Avenue

Toronto, A6, M4E 2R2

Attention: Damien Leonard

Email:	dleonard@pinetreecapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Andrew M. Freedman

Ian Engoron
Email:	afreedman@olshanlaw.com
iengoron@olshanlaw.com

18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.

19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23. Interpretation. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each Party, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation”; (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:

TRUBRIDGE, INC.

By:	/s/ Christopher L. Fowler
Name:	Christopher L. Fowler
Title:	President and Chief Executive Officer

PINETREE:

PINETREE CAPITAL LTD.

By:	/s/ Damien Leonard
Name:	Damien Leonard
Title:	President

L6 HOLDINGS INC.

By:	/s/ Damien Leonard
Name:	Damien Leonard
Title:	Managing Director

Signature Page to

Cooperation Agreement

Exhibit A

Confidentiality Agreement

TRUBRIDGE, INC.

54 St. Emanuel Street

Mobile, Alabama 36602

January 7, 2026

VIA EMAIL DELIVERY (dleonard@pinetreecapital.com)

Pinetree Capital Ltd.

49 Leuty Avenue

Toronto, A6, M4E 2R2

Attention: Damien Leonard

Re: Confidentiality Agreement between TruBridge, Inc., Pinetree Capital Ltd. and L6 Holdings Inc.

Dear Mr. Leonard:

Reference is made to that certain Cooperation Agreement entered into as of January 7, 2026, by and between TruBridge, Inc., a Delaware corporation (“TBRG”), on the one hand, and Pinetree Capital Ltd. (“Pinetree Capital”) and L6 Holdings Inc. (collectively with Pinetree Capital and each of their affiliates, “Pinetree”), on the other hand (the “Cooperation Agreement”), pursuant to which TBRG has agreed to, among other things, appoint you, Damien Leonard (the “Pinetree Director”), to the Board of Directors of TBRG (the “Board”), subject to the covenants and other agreements contained in the Cooperation Agreement. TBRG understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, for so long as the Pinetree Director (or any substitute Pinetree Director appointed to the Board pursuant to Section 1(a)(iv) of the Cooperation Agreement that is a principal, employee, director or affiliate of Pinetree) remains a member of the Board, he may, if and to the extent he desires to do so, disclose Confidential Information (as defined below) that he learns in his capacity as a member of the Board to Pinetree and its Representatives (as defined below) and may discuss such information with Pinetree and its Representatives (i) solely in connection with the Permitted Purpose (as defined below) and (ii) subject to the terms and conditions in this letter agreement. As a material inducement to TBRG to enter into the Cooperation Agreement and to permit the disclosure of Confidential Information to Pinetree and its Representatives as contemplated hereunder, the parties hereto agree as follows:

1. All non-public, confidential or proprietary information concerning TBRG or any of its current or former affiliates or subsidiaries that the Pinetree Director or Pinetree obtains from TBRG or its Representatives while the Pinetree Director is serving as a member of the Board, whether oral or written, is referred to in this letter agreement as “Confidential Information.” Confidential Information also includes all reports, materials, notes, analyses, compilations, studies, forecasts, extracts, interpretations or other documents prepared by Pinetree or its Representatives which contain, reflect or are based upon, in whole or in part, the Confidential Information. Confidential Information does not include, however, information which (a) was, is or becomes generally available to the public other than as a result of a disclosure or action by Pinetree or its Representatives in violation of this letter agreement or any other obligation of confidentiality owed by Pinetree or its Representatives to TBRG or any of its Representatives, (b) is or becomes available to Pinetree or its Representatives on a nonconfidential basis from a person (other than TBRG or its Representatives or the Pinetree Director) who is not to Pinetree’s knowledge prohibited from disclosing such information by a contractual, legal or fiduciary obligation to TBRG or any of its Representatives, (c) is or was in Pinetree’s or Pinetree’s Representatives’ possession prior to its being furnished to Pinetree by TBRG or its Representatives or (d) is or has been independently acquired or developed by Pinetree or any of its Representatives without reliance on or reference to the Confidential Information in breach of this letter agreement. As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their respective principals, directors, partners, officers, managers, employees, agents, and advisors (including, without limitation, financial advisors, counsel and accountants); provided, that with respect to Pinetree, “Representatives” shall be limited in each case to only those persons who have received Confidential Information pursuant to this letter agreement. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other legal or business entity or any individual.

2. Subject to the provisions of this paragraph 2 and paragraph 3 of this letter agreement, unless otherwise agreed to in writing by TBRG, Pinetree agrees (a) except as required by Law (as defined below), to keep strictly confidential, and direct its Representatives to keep strictly confidential, all of the Confidential Information, (b) to use, and to direct its Representatives to use, the Confidential Information solely in connection with Pinetree’s investment in TBRG (the “Permitted Purpose”), (c) to not, and to direct its Representatives to not, use, any of the Confidential Information for any purpose other than the Permitted Purpose, and (d) except as required by Law, not to disclose, and to direct its Representatives not to disclose, any of the Confidential Information to any person in any manner whatsoever, except that disclosure may be made to Representatives of Pinetree: (i) who reasonably need to know the particular Confidential Information for the Permitted Purpose, (ii) who are informed by Pinetree in advance of the confidential nature of the Confidential Information, (iii) who are provided by Pinetree with a copy of this letter agreement and are directed to keep the Confidential Information strictly confidential in accordance with the applicable terms hereof, and (iv) who agree or are obligated to act in accordance with the terms of this letter agreement for the benefit of TBRG. Pinetree acknowledges that it shall be responsible for any breach of the terms of this letter agreement by Pinetree and, with respect to the terms of this letter agreement applicable to its Representatives, by its Representatives. Pinetree agrees to direct its Representatives to take commercially reasonable measures to prevent prohibited or unauthorized disclosure or use of the Confidential Information. The Pinetree Director will not disclose to Pinetree (x) any information of a third party in the possession of TBRG that, based on the advice of legal counsel, TBRG is prohibited from disclosing pursuant to any contractual or other legal obligation or duty of confidentiality to such third party of which the Pinetree Director has previously been notified or (y) any legal advice provided by external or internal counsel to TBRG if it is reasonably likely that such disclosure would constitute or result in a waiver of TBRG’s attorney-client privilege or attorney work-product privilege (both with respect to internal and external legal counsel) that is identified as such to the Pinetree Director by or on behalf of TBRG. As used in this letter agreement, “Law” means any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of TBRG’s securities are listed or quoted) or valid legal or judicial process (including, but not limited to, in connection with any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or otherwise by any governmental authority.

3. In the event that Pinetree or any of its Representatives are requested or required by Law to disclose any Confidential Information, Pinetree agrees that it will provide TBRG with prompt notice, to the extent practicable and legally permissible, of such request or requirement in order to enable TBRG to seek an appropriate protective order or other remedy (and if TBRG seeks such an order, Pinetree will provide such cooperation, at TBRG’s sole expense, as TBRG shall reasonably request), to consult with TBRG, to the extent legally permissible, with respect to TBRG taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or TBRG waives compliance, in whole or in part, with the terms of this letter agreement, Pinetree or its Representative will disclose only that portion of the Confidential Information that Pinetree is legally requested or required to be disclosed and will use commercially reasonable efforts, at TBRG’s sole expense, to ensure that all Confidential Information so disclosed will be accorded confidential treatment. Notwithstanding the foregoing, Pinetree and its Representatives (a) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including, without limitation, by regulatory or self-regulatory bodies) to which Pinetree and its Representatives are subject in the course of its or their respective businesses without liability hereunder and (b) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically reference TBRG, the Cooperation Agreement or this letter agreement.

4. All Confidential Information is and shall remain the property of TBRG. Pinetree shall not by virtue of the Pinetree Director’s or TBRG’s disclosure of and/or Pinetree’s use of any Confidential Information acquire any rights with respect thereto, all of which rights (including, without limitation, all intellectual property rights) shall remain exclusively with TBRG. After the date the Pinetree Director no longer serves as a member of the Board, at TBRG’s request for any reason, Pinetree will promptly deliver to TBRG or destroy, or direct its Representatives to deliver to TBRG or destroy (such decision as to whether delivery or destruction is the means used to be solely in Pinetree’s discretion) all Confidential Information (including, without limitation, all copies or reproductions thereof in whatever form or medium, including, without limitation, electronic copies) furnished hereunder (provided that any such destruction shall, upon TBRG’s request, be confirmed in writing to TBRG by a duly authorized Representative of Pinetree) and all copies or reproductions (in whatever form or medium, including, without limitation, electronic

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copies) of all other Confidential Information prepared by Pinetree or any Representative of Pinetree; provided, however, that notwithstanding this paragraph 4, neither Pinetree nor any of its Representatives shall be obligated to return or destroy Confidential Information to the extent it is required to be retained by applicable Law, professional standards, actual or anticipated litigation or to the extent it has been electronically archived by Pinetree in accordance with its internal security and/or disaster recovery procedures as in effect from time to time and which cannot be generally accessed by Pinetree’s personnel that received such information without access to a person who has been informed of this letter agreement; provided, further, that any such Confidential Information so retained shall remain subject to the confidentiality provisions contained herein until the earliest of (x) the date upon which such information no longer constitutes Confidential Information hereunder or (y) for so long as it is retained by Pinetree or its Representatives. Any oral Confidential Information will continue to be subject to the terms of this letter agreement.

5. Pinetree acknowledges that none of TBRG or its Representatives makes any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Pinetree agrees that none of such persons shall have any liability to Pinetree or any of its Representatives relating to or arising from its or their use of any Confidential Information or for any errors therein or omissions therefrom. Pinetree also agrees that it is not entitled to rely on the completeness or accuracy of any Confidential Information. This letter agreement shall not create any obligation on the part of TBRG or any of TBRG’s Representatives to provide Confidential Information to Pinetree, nor shall it entitle Pinetree to participate in any meeting of the Board or any committee thereof.

6. Pinetree acknowledges that the Confidential Information may constitute material nonpublic information under applicable federal and state securities laws and that U.S. securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in such securities.

7. To the extent that any Confidential Information includes materials subject to the attorney-client privilege, Pinetree agrees that TBRG is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including, without limitation, Confidential Information related to pending or threatened litigation) to Pinetree or any of its Representatives.

8. Pinetree also agrees that without TBRG’s prior written consent, Pinetree will not, and will direct its Representatives to not, directly or indirectly, use Confidential Information to conduct any form of survey or formal written inquiry, with respect to TBRG, of any current or former customers or vendors of TBRG which Pinetree has actual knowledge of.

9. It is understood and agreed by the parties hereto that, except with respect to the Pinetree Director and except as otherwise permitted or contemplated by the Cooperation Agreement, all (a) requests for Confidential Information, and (b) discussions or questions regarding Confidential Information will be submitted or directed by Pinetree exclusively to an employee or employees designated in writing by TBRG (the “Authorized Representatives”), and that none of Pinetree or its Representatives (except for the Pinetree Director in his capacity as a member of the Board) will initiate or cause to be initiated any communication with any known director, officer, employee, advisor or agent of TBRG concerning the Confidential Information except with the express permission of the Authorized Representatives. As of the date hereof the Authorized Representative is the Chief Executive Officer.

10. It is understood and agreed that money damages may be an insufficient remedy for any actual or threatened breach of this letter agreement and that, without prejudice to the rights and remedies otherwise available, TBRG shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise if Pinetree or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement.

11. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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12. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF TBRG AND PINETREE HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND SUCH PARTY AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY UNITED STATES REGISTERED MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST SUCH PARTY IN ANY SUCH COURT. EACH OF TBRG AND PINETREE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by Pinetree without the express written consent of TBRG.

14. Pinetree shall direct any substitute for the Pinetree Director appointed pursuant to Section 1(a)(iv) of the Cooperation Agreement that is a principal, employee, director or affiliate of Pinetree to execute and deliver to TBRG a counterpart to this letter agreement, a form of which is attached hereto as Schedule A, prior to sharing any Confidential Information, to the extent such substitute is not otherwise a party hereto.

15. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties agree that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them to the fullest extent enforceable for all purposes contemplated by this letter agreement.

16. This letter agreement, together with the Cooperation Agreement, contains the entire agreement between TBRG and Pinetree concerning confidentiality of the Confidential Information and supersedes in its entirety all prior agreements between them with respect to Confidential Information. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon TBRG or Pinetree, unless approved in writing by TBRG or Pinetree, as applicable.

17. The parties agree that this letter agreement is permitted to be executed in separate counterparts.

18. All notices, consents, determinations, waivers, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) upon receipt, when delivered personally, (b) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be the same addresses set forth in Section 16 of the Cooperation Agreement.

19. This letter agreement shall terminate upon the one-year anniversary of the date that the Pinetree Director ceases to be a member of the Board, and from and after such termination the parties shall have no further obligations hereunder; provided, that any liability for breach of this letter agreement (including, without limitation, the failure of Pinetree to deliver or destroy all Confidential Information pursuant to paragraph 4 of this letter agreement) prior to such termination shall survive such termination.

20. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

[Remainder of Page Intentionally Left Blank]

4

Please acknowledge your agreement to the contents of this letter agreement by signing below.

Very truly yours,

TRUBRIDGE, INC.

By:	/s/ Christopher L. Fowler
Name:	Christopher L. Fowler
Title:	President and Chief Executive Officer

Agreed to this 7th day of January, 2026.

PINETREE:

PINETREE CAPITAL LTD.

By:	/s/ Damien Leonard
Name:	Damien Leonard
Title:	President

L6 HOLDINGS INC.

By:	/s/ Damien Leonard
Name:	Damien Leonard
Title:	Managing Director

SCHEDULE A

JOINDER AGREEMENT

TRUBRIDGE, INC.

54 St. Emanuel Street

Mobile, Alabama 36602

Ladies and Gentlemen:

Reference is made to the letter agreement, dated as of January 7, 2026 (the “Agreement”), by and between TruBridge, Inc. and each of the parties signatory thereto, a copy of which is attached hereto.

The undersigned hereby acknowledges and agrees to be bound by, and subject to, in its capacity as the “Pinetree Director” (as defined in the Agreement), all sections and/or paragraphs of the Agreement that are applicable to the Pinetree Director.

Very truly yours,

[Pinetree Director’s Name]

Exhibit B

Press Release

TruBridge Announces Extension of Cooperation Agreement with Pinetree Capital

January 7, 2026 04:30 PM

Damien Leonard, President of Pinetree Capital Ltd. (TSX: PNP), to join the TruBridge Board of Directors

MOBILE, Ala. (January 7, 2026) – TruBridge, Inc. (“TruBridge” or the “Company”) (NASDAQ: TBRG), a healthcare solutions company, today announced that it has agreed to extend its cooperation agreement with Pinetree Capital Ltd. and L6 Holdings Inc. (together, “Pinetree”). Pinetree is the Company’s largest shareholder. Pursuant to the cooperation agreement, TruBridge will appoint Damien Leonard to its Board of Directors (the “Board”), effective January 12, 2026 (subject to material completion of customary onboarding procedures for members of the Board).

Mr. Leonard is expected to join the Board as an independent director and will be appointed to the Compensation Committee. In connection with this addition, the Board is increasing in size from nine to ten directors, eight of whom are independent. In addition to David Dye’s previously announced intention to not stand for reelection at the 2026 Annual Meeting of Stockholders which will conclude his 24 years of service on the Board, two additional directors will not stand for reelection at the 2026 Annual Meeting pursuant to the Board’s ongoing refreshment efforts. Following the 2026 Annual Meeting, the Board’s size will be seven directors.

Mr. Leonard is the President of Pinetree Capital Ltd. He has over a decade of public markets investing experience in Canada, the United States, Europe and Australia, focusing on small-cap and special situation investing in enterprise software and technology businesses.

“We are pleased to welcome Damien to our Board,” said Glenn Tobin, chairman of the Board. “We believe Damien’s investor perspective as well as his finance, capital markets and capital allocation experience, will be of great value to our Board. Adding Damien continues the process of Board refreshment to support our operational effectiveness and long-term strategy.”

Pursuant to the cooperation agreement, one additional director will not stand for reelection at the 2027 Annual Meeting of Stockholders. Additionally, in connection with the cooperation agreement, Pinetree has agreed to customary standstill, voting and other provisions. Mr. Leonard will waive his director’s fees in connection with his service on the Board.

“We are pleased to reach a constructive agreement with Pinetree,” said Chris Fowler, chief executive officer of TruBridge. “TruBridge is building momentum, and these initiatives will further enhance our ability to execute our growth strategy with favorable results. We are confident Damien will be a valued colleague and member of our Board, and investor in the Company, as we continue to capitalize on the significant opportunities ahead to create sustainable value for all of our stockholders.”

The full text of the cooperation agreement with Pinetree will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission.

BofA Securities, Inc. is serving as advisor to the Company in connection with the Company’s shareholder engagement, and Sullivan & Cromwell LLP and Maynard Nexsen PC are serving as legal counsel.

About TruBridge

TruBridge proudly supports rural and community healthcare providers in their efforts to stay strong, independent, and deeply rooted in the communities they serve. Backed by more than 45 years of healthcare experience and trusted by over 1,500 clients nationwide, we offer a mix of technology, services, and strategic expertise — including revenue cycle management (RCM), electronic health records (EHR) and analytics — all designed singularly for the realities of rural and community healthcare. With a steadfast commitment to keeping care local, TruBridge helps hospitals flourish as the economic heart of their communities, delivering high-quality, deeply personal care close to home.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to the Company’s ability to finalize the appointment of Mr. Leonard to the Board, to execute on the Company’s strategy and to enhance value for the Company’s stockholders are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, with respect to finalizing the appointment of Mr. Leonard to the Board, the completion of the customary onboarding procedures and, with respect to the Company’s strategy and enhancing value, may include: saturation of our target market and hospital consolidations; unfavorable economic or market conditions that may cause a decline in spending for information technology and services; significant legislative and regulatory uncertainty in the healthcare industry; exposure to liability for failure to comply with regulatory requirements; transition to a subscription based recurring revenue model and modernization of our technology; competition with companies that have greater financial, technical and marketing resources than we have; potential future acquisitions that may be expensive, time consuming, and subject to other inherent risks; our ability to attract and retain qualified personnel in a global workforce; disruption from periodic restructuring of our sales force; slower than anticipated development of the market for Financial Health services; potential inability to properly manage growth in new markets we may enter; potential failure to effectively implement a new enterprise resource planning software solution; exposure to numerous and often conflicting laws, regulations, policies, standards or other requirements through our domestic and international business activities; potential litigation against us and investigations; our use of offshore third-party resources; competitive and litigation risk related to the use of artificial intelligence; potential failure to develop new products or enhance current products that keep pace with market demands; failure of our products to provide accurate and timely information for clinical decision-making; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases free of undetected errors or problems; failure to convince customers to migrate to current or future releases of our products; failure to maintain our margins and service rates; increase in the percentage of total revenues represented by service revenues, which have lower gross margins; exposure to liability in the event we provide inaccurate claims data to payors; exposure to liability claims arising out of the licensing of our software and provision of services; dependence on licenses of rights, products and services from third parties; failure to protect our intellectual property rights; exposure to significant license fees or damages for intellectual property infringement; interruptions in our power supply and/or telecommunications capabilities; potential inability to secure additional financing on favorable terms to meet our future capital needs; our substantial indebtedness, and our ability to incur additional indebtedness in the future; pressures on cash flow to service our outstanding debt; restrictive terms of our credit agreement on our current and future operations; changes in and interpretations of financial accounting matters that govern the measurement of our performance; significant charges to earnings if our goodwill or intangible assets become impaired; fluctuations in quarterly financial performance due to various factors; volatility in our stock price; failure to maintain effective internal control over financial reporting; inherent limitations in our internal control over financial reporting; vulnerability to significant damage from natural disasters; market risks related to interest rate changes; potential material adverse effects due to macroeconomic conditions; we do not anticipate paying dividends on our common stock; actions of activist stockholders against us; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.